Exhibit 10.35

AGREEMENT
(Conveyance of Assets in Lieu of Foreclosure; Assumption of Debt)

THIS AGREEMENT is dated as of this 12th day of September 2005, and is by and between Dotronix Technology, Inc, a Minnesota corporation, (“Lender”) and Dotronix, Inc., a Minnesota corporation (“Debtor”).

RECITALS

A.     Debtor entered into a Loan Agreement dated April 7, 2004 with Terry L. Myhre (“Myhre”), which Loan Agreement was subsequently amended on September 27, 2004 (as amended, the “Loan Agreement”), and in connection therewith Debtor also executed and delivered to Myhre a promissory note (the “Note”) and a security agreement (the “Security Agreement”), the Note and the Security Agreement being hereinafter referred to as the “Loan Documents.”

B.     Myhre advanced to Debtor a total of $474,000 (the “Note Principal”) pursuant to the terms and conditions of the Loan Documents;

C.     Myhre has assigned to Lender his right, title and interest in and to $12,000 of the Note Principal (the “Principal Amount”) and all his right, title and interest in and to the Security Agreement and the collateral of Debtor pledged thereunder;

D.     Debtor is in default of its obligations under the Loan Documents and desires to convey its assets, as set forth in Exhibit A hereto (the “Assets”), to Lender in full satisfaction of its obligations under the Loan Documents and for Lender’s assumption of outstanding accounts payable set forth on Exhibit B hereto (the “Assumed Indebtedness”);

E.     Lender is willing to accept conveyance of Debtor’s assets in lieu of foreclosure remedies available to it pursuant to the Loan Documents and is willing to assume the Assumed Indebtedness.

AGREEMENT

NOW THEREFORE, in reliance on the above recitals for and in consideration of the premises and covenants as set forth herein, and other good and valuable consideration, Lender and Debtor agree as follows:

1.     Transfer of Property; Release of Lien. Debtor agrees to convey the Assets to Lender, and Lender agrees to accept the conveyance of the Assets as full payment and performance of the Debtor for obligations evidenced by the Loan Documents and to release and discharge any liens filed against the Debtor’s assets in respect of the Principal Amount and the Loan Documents.

2.     Bill of Sale; Satisfaction of Loan Obligation. Debtor is delivering to Lender, in conjunction with the execution of this Agreement, a Bill of Sale for the Assets, in the form attached hereto as Exhibit C. As of the execution of this Agreement and upon delivery of the Bill of Sale, and as payment for the Assets transferred, Lender shall assume and agree to discharge and pay in full the Assumed Indebtedness as set forth in Exhibit B hereto and agrees that the loan obligation of the Debtor for the Note is fully paid and satisfied. Upon receipt of the Bill of Sale, Lender shall deliver or cause to be delivered the cancelled Note to Debtor.

3.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute only one Agreement.

4.     Entire Agreement. This Agreement, together will all related documents, are the final expression of the Agreement between Lender and Debtor concerning the subject matter hereof. This Agreement may not be contradicted by evidence of any alleged oral agreement and contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby. No change or modification to this Agreement shall be valid unless it is in writing and signed by both parties.

5.     Governing Law. This Agreement shall be construed and governed by the laws of the State of Minnesota.

6.     Further Assurances. Each of the parties agrees to sign any documents and do all other things reasonably necessary to carry out the terms of this Agreement.

IN WITNESS WHEREOF, Lender and Debtor have executed this Agreement as of the date first above written.

LENDER:		DEBTOR:

Dotronix Technology, Inc.		DOTRONIX, INC.

By:	s/s Robert V. Kling	By:	s/s Kurt T. Sadler
Name: Robert V. Kling		Name: Kurt T. Sadler
Title: President		Title: President

EXHIBIT A

List of Assets

Test equipment	$2,360
Production equipment	20,625
Office equipment & furniture	4,825
Intangible assets	4,000
Accounts receivable	16,625
Inventory - net of disposal costs	14,700
All other assets - net of disposal costs	20,614

Total assets	$83,749

EXHIBIT B

List of Assumed Indebtedness

Kurt Sadler employment contract termination compensation		$10,765

Robert Kling employment contract termination compensation		$10,765

Legacy accounts payable		$14,808

Field Product warranties general	Note A	$11,000

Megascreen warranties	Note B	$24,500

Total		$71,838

Note A – The Company offers a one year factory warrant. The amount shown is an estimate based on prior experience.

Note B – The Company offered a 3 year factory warranty of its Megascreen product. The warranties will continue for approximately 18 months. There have been several field failures, and the total maximum liability is approximately $45,000. The figure of $24,500 is a reasonable estimate of future liabilities under the Megascreen warranty.

EXHIBIT C

Form of Bill of Sale

GENERAL ASSIGNMENT AND BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS:

This General Assignment and Bill of Sale (“Assignment”) is executed and delivered as of September 12th, 2005 from

DOTRONIX, INC. a Minnesota corporation (“Seller”),

to

Dotronix Technology, Inc, a Minnesota corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms and conditions of that certain agreement between the parties effective as of September 12th, 2005 (“Agreement”) Seller is conveying to Buyer, and Buyer is acquiring from Seller, certain assets of Sellers listed on Exhibit A attached hereto (which represent the “Assets” as defined in the Agreement);

NOW, THEREFORE, for good and valuable consideration described in the Agreement, the receipt, adequacy and sufficiency of which is hereby acknowledged, and of the premises, mutual covenants, and agreements of the Parties:

1.    Conveyance and Delivery. Seller hereby conveys, grants, bargains, sells, transfers, sets over, assigns, delivers, and releases unto Buyer and Buyer’s successors and assigns to have and hold forever, good and marketable title to the Assets, all as listed and described in the Agreement and Exhibit A hereto.

2.    Further Assurances. Seller agrees to execute and deliver to Buyer any certificates, instruments, releases, and other documents reasonably required to further assure Buyer with respect to, and provide Buyer evidence of its full right, title, and interest in and to, the Assets.

IN WITNESS WHEREOF, this General Assignment and Bill of Sale has been duly executed and delivered as of the date written above.

DOTRONIX, INC.
By:
Its